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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT #1)


                           SIGA PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   826917106
                    ----------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).







---------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------------------                            --------------------
CUSIP NO.   826917106                      13G             PAGE 2 OF 5 PAGES
------------------------------                            --------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MedImmune, Inc.
        I.R.S. #52-1555759
-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
   2                                                                   (b) |_|
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
-------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           0
      OWNED BY        ---------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON         ---------------------------------------------------------
        WITH           7   SOLE DISPOSITIVE POWER

                           0
                      ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        CO
-------------------------------------------------------------------------------


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ITEM 1(a)   NAME OF ISSUER

            SIGA Pharmaceuticals, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

            420 Lexington Ave. Suite 620
            New York, New York 10017

ITEM 2(a)   NAME OF PERSON FILING

            MedImmune, Inc.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE

            35 West Watkins Mill Road
            Gaithersburg, Maryland 20878

ITEM 2(c)   CITIZENSHIP

            Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(e)   CUSIP NUMBER

            826917106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]  Broker or Dealer registered under Section 15 of the Act

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

            (e) [ ] An Investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)


                                  Page 3 of 5

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            (f) [ ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

            (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

  If this Statement is filed pursuant to ss.240.13d-1(c), check this box.   [X]

ITEM 4      OWNERSHIP

            (see cover page)

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            Not applicable


                                  Page 4 of 5

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ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2001


                                       MEDIMMUNE, INC.



                                       By: /s/ Timothy R. Pearson
                                           -----------------------------------
                                            Name:  Timothy R. Pearson
                                            Title: V.P., Treasurer & Secretary




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